EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INTRALASE CORP. REPORTS ANOTHER QUARTER OF

RECORD REVENUES AND PROCEDURE VOLUME

Revenues of $32.3 Million; 132,000 Procedures; 47 Laser Placements;

Over 500 Lasers now Installed Worldwide

IRVINE, CALIF. — (P.R. Newswire) October 25, 2006—IntraLase® Corp. (NASDAQ:ILSE), manufacturer of the ultra-fast laser that is revolutionizing refractive and corneal surgery, today reported record revenues and procedure volume for the third quarter ended September 30, 2006.

Highlights from IntraLase’s third quarter included:

•	record revenues of $32.3 million;

•	record number of procedures with 132,000 IntraLase procedures sold worldwide;

•	addition of a significant new international corporate center customer;

•	penetration of new international markets;

•	an increase of cash and marketable securities of $3.3 million;

•	tremendous excitement generated with the launch of the IntraLase Enabled Keratoplasty™ application at the ESCRS in London during the quarter.

Revenues increased 41% to $32.3 million versus $22.9 million in the third quarter of 2005. This growth was led by global sales of the 4th Generation IntraLase® FS laser, with the company placing for sale or lease 47 lasers versus 34 lasers in the third quarter of 2005 and 52 lasers in the second quarter of 2006. The record revenue number included sales of 132,000 procedures in the third quarter of 2006, a 59% increase over the third quarter of 2005 and an 11% sequential increase over the second quarter of 2006. Third quarter net income was $3.0 million, including $2.1 million in non-cash, stock-based compensation expense, compared to net income of $2.4 million in the third quarter of 2005, which included $120,000 of non-cash, stock-based compensation expense. Third quarter earnings per fully diluted share were $0.09, versus $0.08 for the third quarter of 2005. Cash and marketable securities increased by $3.3 million, to $100.8 million from $97.4 million at June 30, 2006.

“IntraLase continued to grow and capture market share during the third quarter, particularly in the international markets,” said Robert J. Palmisano, President and CEO of IntraLase Corp. “Our record number of procedures was driven by our rapidly growing installed base of 518 lasers worldwide.” Mr. Palmisano continued, “We also successfully launched the IntraLase Enabled Keratoplasty application during the third quarter, which was very well received at the European Society of Cataract and Refractive Surgeons Conference in London.”

Revenues for the first nine months of 2006 were $94.5 million, an increase of 41% over the comparable period of 2005. The company sold or leased 148 lasers in the first nine months of 2006, a 32% increase over the 112 sold or leased in the comparable period of 2005. Procedure sales during the first nine months of 2006 of 363,000 procedures increased 49% from the same period in 2005. Net income for the first nine months of 2006 was $11.7 million, including $4.9 million in non-cash stock-based compensation expense, compared to net income of $5.7 million, which included $1.2 million in non-cash stock-based compensation expense in the first nine months of 2005. Earnings per fully diluted share for the first nine months of 2006 were $0.38, versus $0.18 for the same period in 2005.

New International Corporate Center Customer

IntraLase also announced that it signed an agreement with a new international corporate center customer. Optical Express, a U.K. based laser eye treatment specialist with 20 clinics has acquired multiple IntraLase lasers.

Professor David Moulsdale, Chairman and CEO of Optical Express, stated “At Optical Express, our surgeons continue to be leaders in advanced developments and techniques within the refractive surgery industry. After careful analysis and consultations with many global surgeons, Optical Express has decided to fully integrate the IntraLase technology throughout our laser vision sites.” Mr. Moulsdale continued, “It is obvious that IntraLase will play a major role in the future of laser vision correction.”

Mr. Palmisano added, “We are truly excited to have Optical Express as a customer. They pride themselves on using the latest techniques, and numerous clinical studies support the advantages of our bladeless technology. We look forward to helping Optical Express bring better visual outcomes to their patients.”

Penetration of New International Markets

During the third quarter of 2006, IntraLase continued to expand its international footprint, selling lasers for the first time in Argentina and Taiwan, in addition to selling additional lasers into existing international markets.

Guidance for 2006

IntraLase expects 2006 revenues to be slightly higher than $130 million, net income of approximately $20 million and earnings per fully diluted share of approximately $0.64, including approximately $6.5 million in stock based compensation. Revenues are expected to be slightly higher than the previous guidance of $130 million and net income slightly lower than the estimated $22 million and earnings per fully diluted share of $0.70, inclusive of $6.0 million of stock based compensation.

Conference Call

IntraLase will host a conference call today at 11:00 a.m. Eastern Time to provide information on its financial results. The call will be webcast live and can be accessed on the IntraLase web site at www.intralase.com. A replay of the webcast will be available for a one-week period following the call. The webcast is also being distributed to both institutional and individual investors. Individual investors can access the call at: www.fulldisclosure.com. Institutional investors can access the call via a password-protected event management site at www.streetevents.com. The call may also be accessed by telephone at (800) 510-0219 and for international parties at (617) 614-3451 by entering the confirmation code 40878316 between 10:50 a.m. and 11:00 a.m. Eastern Time. A telephone rebroadcast may also be accessed for a one-week period by calling (888) 286-8010 and for international parties (617) 801-6888 by entering confirmation code 16958375.

About Optical Express

Based in the United Kingdom, Optical Express was founded in 2002. Optical Express has 20 clinics in the United Kingdom and their surgeons have experience performing over 400,000 procedures. For more information, visit the company’s website at http://www.opticalexpress.com

About IntraLase Corp.

IntraLase designs, develops, and manufactures an ultra-fast laser that is revolutionizing refractive and corneal surgery by creating safe and more precise corneal incisions. Delivering on the promise of ophthalmic laser technology, the IntraLase FS laser, related software, and disposable devices replace the hand-held microkeratome blade used during LASIK surgery. The unsurpassed accuracy of IntraLase’s computer-controlled femtosecond laser has been shown to improve safety profiles and visual outcomes when used during LASIK. Additionally, the IntraLase FS laser creates precision-designed intracorneal incisions that when combined can be used during lamellar and penetrating keratoplasty, and intrastromal ring implantation. IntraLase is presently in the process of commercializing applications of its technology in the treatment of corneal diseases that require corneal transplant surgery. The company’s proprietary laser and disposable patient interfaces are presently marketed throughout the United States and 32 other countries.

IntraLase is headquartered and manufactures its products in Irvine, California. For additional information, visit the company’s web site: www.intralase.com.

Forward Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Those risks and uncertainties include, but are not limited to: the degree of continued acceptance of LASIK surgery; potential complications revealed by long-term follow up; the extent of adoption of our product offering by LASIK surgeons; general economic conditions; changes in federal tax laws governing the ability of potential LASIK patients to use pre-tax dollars to pay for LASIK surgery; the scope of government regulation applicable to our products; patients’ willingness to pay for LASIK surgery; our ability to compete against our competitors; the effectiveness of our measures to ensure full payment of procedure fees; the occurrence and outcome of product liability suits against us; our ability to adequately protect our intellectual property; whether we become subject to claims of infringement or misappropriation of the intellectual property rights of others; the continued availability of supplies from single-source suppliers and manufacturers of our key laser components; the ability of our managers, operations, and facilities to manage our growth; the success of our expansion into markets outside the United States; whether we lose any of our key executives or fail to attract qualified personnel; or if our new products or applications fail to become commercially viable.

Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending June 30, 2006, as filed with the Securities and Exchange Commission on August 1, 2006.

These forward-looking statements are made only as of the date of this press release, and the company assumes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information concerning this press release, contact:

Krista Mallory

Director, Investor Relations and Corporate Communications

(949) 859-5230 x260

kmallory@intralase.com

IntraLase Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Revenues – product revenues (1)	$32,292,884	$22,887,794	$94,526,864	$67,071,736
Costs of goods sold (2)	14,552,672	10,526,099	42,545,747	31,492,389

Gross Margin	17,740,212	12,361,695	51,981,117	35,579,347

Operating expenses:
Research and development (2)	4,431,294	2,792,796	11,715,998	8,391,190
Selling, general and administrative (2)	11,452,216	7,873,064	31,318,270	23,410,896

Total operating expenses	15,883,510	10,665,860	43,034,268	31,802,086

Income from operations	1,856,702	1,695,835	8,946,849	3,777,261
Interest and other income, net	1,207,072	771,257	3,197,171	2,103,232

Income before provision for income taxes	3,063,774	2,467,092	12,144,020	5,880,493

Provision for income taxes	110,186	77,183	400,753	184,591

Net income	$2,953,588	$2,389,909	$11,743,267	$5,695,902

Net income per share – basic	$0.10	$0.09	$0.41	$0.21

Net income per share – diluted	$0.09	$0.08	$0.38	$0.18

Weighted average shares outstanding – basic	28,623,353	27,621,700	28,448,739	27,222,794

Weighted average shares outstanding – diluted	31,201,878	31,216,624	31,149,795	31,158,180

(1). Revenues from product sales are as follows:

Laser revenues	$14,149,510	$11,050,416	$44,037,012	$32,537,211
Per procedure disposable patient interface revenues	15,166,875	9,736,561	42,832,020	28,871,608
Maintenance revenues	2,976,499	2,100,817	7,657,832	5,662,917

	$32,292,884	$22,887,794	$94,526,864	$67,071,736

(2). Amounts include stock-based compensation, as follows:

Costs of goods sold	$167,231	$23,097	$443,446	$86,226
Research and development	536,904	15,286	1,259,022	193,415
Selling, general and administrative	1,369,514	81,581	3,206,425	925,829

	$2,073,649	$119,964	$4,908,893	$1,205,470

IntraLase Corp.

Condensed Consolidated Balance Sheet

	September 30, 2006	December 31, 2005
Assets:
Cash, cash equivalents and marketable securities	$75,751,673	$46,198,665
Accounts receivable, Net	22,158,094	13,575,776
Inventories, Net	15,053,472	13,471,961
Other current assets	3,604,878	3,190,412

Total current assets	116,568,117	76,436,814

Marketable securities	25,000,000	44,000,000
Other long-term assets	23,805,702	19,190,743

Total long-term assets	48,805,702	63,190,743

Total	$165,373,819	$139,627,557

Liabilities and Stockholders’ Deficit:
Total current liabilities	$22,622,867	$16,510,633
Total long-term liabilities	4,706,590	5,144,360

Total liabilities	27,329,457	21,654,993
Stockholders’ equity	138,044,362	117,972,564

Total	$165,373,819	$139,627,557